Exhibit 99.1

Contact: Steve Wallace
Senior Vice President-Human Resources
Real Mex Restaurants, Inc.
562-346-1204
steve.wallace@realmexrestaurants.com

FOR IMMEDIATE RELEASE

Real Mex Restaurants Announces New CFO

Cypress, CA, March 19, 2010 – Real Mex Restaurants, Inc. (“RMR”) today announced the hiring of Richard (Rick) Dutkiewicz as Executive Vice President and Chief Financial Officer (“CFO”).

Dick Rivera, President and CEO of RMR, said: “Rick’s experience in both restaurant and manufacturing environments make him a particularly good fit with the needs of the company. He has worked in public companies as well as with private equity groups and is a strong leader with a broad business perspective who will complement our team and help us build value for all of our stakeholders.” Dutkiewicz has been the Chief Financial Officer of Einstein Noah Restaurant Group (NASDAQ: BAGL), since 2003, where he played a key role on the executive team for the nation’s largest operator of bagel bakeries, helping it transform into a leader in the quick casual segment of the restaurant industry.

“I look forward to partnering with Dick Rivera and the rest of the Real Mex team to help lead the organization into the future. I am an admirer of all the Real Mex Brands and believe they have significant equity with today’s consumer. I am excited to be joining an organization that is so committed to its employees and guests and look forward to building on all that has been achieved at Real Mex Restaurants,” Dutkiewicz said.

About Richard Dutkiewicz
Since 2003, Mr. Dutkiewicz, 54, has been Chief Financial Officer of Einstein Noah Restaurant Group. ENRG is the largest operator of bagel bakeries in the U.S., including 683 company owned, licensed and franchised locations in 34 states and the District of Columbia. His span of control includes accounting, finance, risk management and audit services.

Prior to ENRG, Mr. Dutkiewicz had been recruited to take over the CFO role with a troubled publicly traded electronics manufacture, Vari-L Company, where he overhauled the finance department, including personnel and systems, leading the way to a successful sale and transition to Sirenza Microdevices in 2003. In the six years preceding Vari-L, Mr. Dutkiewicz was CFO for Coleman Natural Products, a leading supplier of natural beef in the U.S., where he led the company to its initial public offering in 1996.

Mr. Dutkiewicz is a graduate of Loyola University where he earned a B.B.A. in Accounting and worked in public accounting as an audit manager with KPMG until 1984. He has more than 30 years of experience spanning both public and privately held organizations for a variety of restaurant, technology, and manufacturing organizations.

About Real Mex
Headquartered in Cypress, California, Real Mex Restaurants is the largest full-service, casual dining Mexican restaurant chain operator in the United States with 183 company owned restaurants, 152 in California and an additional 31 in 12 other states. They include 67 El Torito Restaurants, 66 company-owned Chevys Fresh Mex® Restaurants, 31 Acapulco Mexican Restaurants, 9 El Torito Grill Restaurants, 2 Sinigual Restaurants, the Las Brisas Restaurant in Laguna Beach, and several regional restaurant concepts such as Who-Song and Larry’s, Casa Gallardo and El Paso Cantina.

Real Mex Restaurants is committed to the highest standards and is dedicated to serving the freshest Mexican food with excellent service in a clean, comfortable and friendly environment. For more information please visit the company’s Web site at www.realmexrestaurants.com